SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

RIBAPHARM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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RIBAPHARM INC.

April 25, 2003

To the Stockholders of

Ribapharm Inc.:

Dear Stockholder:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Ribapharm Inc., which will be held on May 23, 2003, at 10:00 a.m. PDT. at Ribapharm Inc., 3300 Hyland Avenue, Costa Mesa, California 92626. The Notice of the Meeting, a Proxy Statement and a form of proxy accompany this letter.

The Company’s 2002 Annual Report accompanies this Proxy Statement. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. ON BEHALF OF YOUR BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

By Order of the Board of Directors,

Daniel J. Paracka Chairman of the Board

RIBAPHARM INC.

3300 Hyland Avenue

Costa Mesa, California 92626

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 23, 2003

To	the Stockholders of
Ribapharm	Inc.:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Ribapharm Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company, 3300 Hyland Avenue, Costa Mesa, California 92626, on May 23, 2003, at 10:00 a.m., local time, for the following purposes:

1.	To elect six directors, to hold office until the 2004 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified.

2	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants to audit the Company’s 2003 financial statements.

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 11, 2003 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

Daniel J. Paracka

Chairman of the Board

Mel D. Deutsch, Esq.

Secretary

Dated:	April 25, 2003

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

RIBAPHARM INC.

3300 Hyland Avenue

Costa Mesa, California 92626

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

MAY 23, 2003

This Proxy Statement is being mailed on or about April 25, 2003, to stockholders of record on April 11, 2003 of Ribapharm, Inc. (the “Company” or “Ribapharm”) in connection with the solicitation of proxies by the Ribapharm Board of Directors for use at the 2003 Annual Meeting of Stockholders to be held on May 23, 2003, or any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders.

When a proxy in the form enclosed with this Proxy Statement is returned properly executed, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in accordance with the recommendations of the Board of Directors. A stockholder who executes and returns the enclosed proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, at the address of the Company, by revoking it in person at the Annual Meeting or by voting at the Annual Meeting. Stockholders may also revoke a prior proxy by executing a later-dated proxy and submitting it to any person; provided that such person ultimately delivers such later dated proxy to the Secretary of the Company prior to the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has executed and returned the enclosed proxy does not alone revoke the proxy. If shares are held by a broker or other intermediary, a properly executed proxy from the record holder of such shares must be presented in order to vote such shares at the Annual Meeting.

VOTING SECURITIES

Only stockholders of record at the close of business on April 11, 2003 will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on April 11, 2003, there were outstanding 150,000,000 shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), held of record by approximately 2,840 stockholders, each of which shares is entitled to one vote at the Annual Meeting.

PROPOSAL I—ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation provides for the number of directors of the Company to be fixed by resolution of the Board of Directors from time to time. The Board of Directors has fixed the number of directors at 6 persons. These directors are to be elected at the Annual Meeting, each to serve until the 2004 Annual Meeting of Stockholders and until his successor is elected and qualified. The nominees of the Board of Directors are Gregory F. Boron, Santo J. Costa, Dr. Andre C. Dimitriadis, Daniel J. Paracka, James J. Pieczynski, and Dr. Roberts A. Smith. If for any reason any nominee should not be available for election or be unable to serve as a director, the accompanying proxy will be voted for the election of such other person, if any, as the Board of Directors may designate. The Board of Directors has no reason to believe that any nominee will be unavailable for election or unable to serve.

When a proxy in the form enclosed with this Proxy Statement is returned properly executed, unless marked to the contrary, such proxy will be voted in favor of our six nominees listed above. If any other matters are properly presented at the Annual Meeting for action, which is not presently contemplated, the proxy holders will vote the proxies (which confer discretionary authority upon such holder to vote on such matters) in accordance with their best judgment.

The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the votes cast by the holders of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote their Common Stock, is required to elect directors. Abstentions and broker non-votes in connection with the election of directors shall have no effect on such matters since directors are elected by a plurality of the votes cast at the Annual Meeting. As of the close of business on April 11, 2003, ICN Pharmaceuticals, Inc. (“ICN”) held 120,100,000 shares of Common Stock, or 80.1% of the outstanding shares of Common Stock. Accordingly, ICN has the ability to elect the members of the Board of Directors at the Annual Meeting.

The Board of Directors of the Company recommends that the stockholders vote FOR the election of the six nominees for director proposed by your Board: Gregory F. Boron, Santo J. Costa, Dr. Andre C. Dimitriadis, Daniel J. Paracka, James J. Pieczynski, and Dr. Roberts A. Smith.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

The Board of Directors consists of six members: Gregory F. Boron, Santo J. Costa, Dr. Andre C. Dimitriadis, Daniel J. Paracka, James J. Pieczynski, and Dr. Roberts A. Smith, all of whom are standing for election at the Annual Meeting.

The Board of Directors previously consisted of the following persons: Dr. Johnson Y.N. Lau, Kim Campbell, Dr. Roger Guilleman, Arnold H. Kroll, Dr. Roberts A. Smith, Hans Thierstein and Dr. John Vierling. On August 23, 2002, Dr. Roger Guilleman resigned as a member of the Board; at that time, no person was elected to fulfill his remaining term. On December 23, 2002, ICN, the holder of approximately 80.1% of the Common Stock, acted by written consent to remove each person then serving on the Board of Directors, other than Dr. Smith, (the “Former Directors”).

On January 22, 2003 in connection with the settlement of litigation between ICN and the Former Directors, Dr. Johnson Y.N. Lau, Chairman, President and Chief Executive Officer of the Company, resigned as an officer and director of the Company, and board members Kim Campbell, Arnold H. Kroll, Hans Thierstein and Dr. John Vierling also resigned as directors. On January 23, 2003, Dr. Smith, the sole remaining director of the Company, elected Messrs. Paracka, Costa, Boron and Pieczynski to serve as directors. Mr. Paracka was also elected to serve as Chairman. The Board of Directors elected Dr. Dimitriadis to serve as a director on February 21, 2003.

Set forth below with respect to each director and nominee for director is certain personal information, including the present principal occupation and recent business experience, age, year commenced service as a director of the Company and other public company directorships.

Name and Principal Occupation	Age	Year Commenced Serving as Director of the Company	Other Public Company Directorships

GREGORY F. BORON (b)	50	2003

Mr. Boron has more than 15 years of experience in the healthcare and pharmaceutical industries, having recently been a partner of Boron, LePore, and Associates Group (d/b/a BLP Companies) from 1985 to 1999, a New Jersey-based healthcare communications, marketing and pharmaceutical services company. There, he also held several senior management positions, including Chief Operating Officer, Chief Financial Officer and Executive Vice President of Marketing and Sales. From 1974 to 1985, Mr. Boron served in the U.S. Army, having retired as a Major and served on the faculty of the U.S. Military Academy at West Point and the Royal Military College at Sandhurst, England.

SANTO J. COSTA (b)	57	2003	NPS Pharmaceuticals, Inc;

Mr. Costa has more than 30 years of business experience, including 23 years in the pharmaceutical industry. Mr. Costa is Of Counsel to the law firm of Maupin and Taylor in Charlotte, N.C. He was Senior Consulting Executive to Quintiles Transnational Corporation, a publicly held global research organization, from June 2001 until December 2002, and served as Vice Chairman from January 2000 until June 2001 and President and Chief Operating Officer from 1994 until 1999. He was Senior Vice President, Administration and General Counsel of Glaxo Inc., from 1986 to 1993,where he also served on the company’s board of directors. Mr. Costa sits on the boards of several pharmaceutical and healthcare companies, and has lectured on food and drug law issues and a wide variety of legal and policy issues affecting the pharmaceutical industry.

			CV Therapeutics, Inc.; Pilot Therapeutics Holdings, Inc

ANDRE C. DIMITRIADIS, Ph.D. (a)	62	2003	LTC Properties, Inc.;

Dr. Dimitriadis is the Chairman, Chief Executive Officer and President of LTC Properties, Inc., a public healthcare real estate investment trust he founded in 1992, and the Chairman and Chief Executive Officer of CLC Healthcare, Inc., an operator of nursing homes since its formation in 1998. Dr. Dimitriadis also served as President of CLC Healthcare, Inc. from July 2000 to December 2001. He has served as the chief financial officer of several companies throughout his career, and has overseen numerous financial transactions, including initial public offerings, restructuring and debt refinancing. Dr. Dimitriadis has a Ph.D. in economics and statistics from New York University.

			CLC Healthcare, Inc.; Assisted Living Concepts, Inc.; Magellan Health Services, Inc.

Name and Principal Occupation	Age	Year Commenced Serving as Director of the Company	Other Public Company Directorships

DANIEL J. PARACKA (a)	62	2003

Mr. Paracka has more than 19 years of pharmaceutical industry experience and an extensive financial controls and management background. He currently is an Adjunct Professor in the Business School at Shorter College in Rome, Georgia. He has served on the boards of several pharmaceutical companies, including chairman of the board for Lidak Pharmaceuticals, and chairman of the finance and executive committees for Celotex Corp. Mr. Paracka’s management experience includes senior positions at: Rhone-Poulenc Rorer (now Aventis, Inc.), where he served as Senior Vice President and Chief Financial Officer from 1990 to 1991; Rorer Group, where he served as Senior Vice President of Finance from 1986 to 1990; and Revlon Healthcare Group (comprised of nine healthcare companies), where he served as Vice President and Controller from 1983 to 1986.

			.

JAMES J. PIECZYNSKI (a)	40	2003

Mr. Pieczynski has nearly 20 years of financial control and management experience, having served in senior capacities in the healthcare and real estate industries. He has been the Director of Long-term Care Investments for CapitalSource Finance, LLC, a commercial finance company, since November 2001. Mr. Pieczynski previously held various positions, including President, Chief Financial Officer and Treasurer, of LTC Properties, Inc., a real estate investment trust, from 1993 until 2001. He also served on the board of directors of LTC Properties, Inc.

ROBERTS A. SMITH, Ph.D. (b)	74	2002

Dr. Smith was a Senior Vice President of Research and Development of ICN from 1999 through early 2000, and director of ICN from 1960 until May 30, 2001. Dr. Smith was President of Viratek, Inc., and Vice-President, Research and Development of SPI Pharmaceuticals, Inc., both past subsidiaries of ICN, through 1992. Dr. Smith was Professor of Chemistry and Biochemistry at the University of California at Los Angeles for more than 29 years.

(a)	Member of the Audit and Finance Committee
(b)	Member of the Compensation Committee

None of the directors or nominees for directors is related by blood, marriage or adoption to one another or to any executive officer of the Company.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors has a standing Audit and Finance Committee and Compensation Committee. The Board of Directors does not have a standing nominating committee or committee performing similar functions, but intends to form a nominating and corporate governance committee in the near future.

The current members of the Audit and Finance Committee are Messrs. Pieczynski and Paracka, and Dr. Dimitriadis. Its criteria for membership, authority and responsibilities are set forth in its Charter, which has been adopted by the Board of Directors and is attached to this Proxy Statement as Annex B. All members of the Audit and Finance Committee are independent, financially literate, and at least one member has accounting and financial management expertise. In addition, at least one member is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended. The Audit and Finance Committee held 6 meetings during the year ended December 31, 2002. None of the current Audit and Finance Committee members were members of the Audit and Finance Committee during 2002.

The current members of the Compensation Committee are Messrs. Boron and Costa, and Dr. Smith. This Committee held 5 meetings during the year ended December 31, 2002. None of the current Compensation Committee members were members of the Compensation Committee during 2002. The authority and responsibilities of the Compensation Committee are set forth in its Charter, which has been adopted by the Board of Directors and is attached to this Proxy Statement as Annex A.

The Board of Directors met 5 times during 2002, and all of the directors attended at least 75% of the meetings (including meetings of committees on which they served). Of the current directors, only Dr. Smith was a member of the Board of Directors during 2002.

EXECUTIVE OFFICERS

The executive officers of the Company are as follows:

Name	Age	Title
Dr. Kim David Lamon, M.D., Ph.D.	51	President and Chief Executive Officer

William M. Comer, Jr., CPA	47	Vice President and Chief Financial Officer

Mel D. Deutsch, Esq.	54	Vice President and General Counsel

DR. KIM DAVID LAMON has been President and Chief Executive Officer of the Company since January 23, 2003. Previously, he had been the president of SciPharma Consulting LLC, which he founded in 1999. From 1994 to 1999, he held senior research and clinical positions at Covance, Inc., Corning Clinical Laboratories, and Corning Life Sciences, Inc. Dr. Lamon also serves on the scientific advisory board of Vivometrics, Inc. and as Adjunct Assistant Professor of Pharmacology at Thomas Jefferson University School of Medicine. Dr. Lamon has served as a director of ICN since August 1, 2002. He has submitted his resignation as a director to ICN, which will become effective upon the election of his successor at the ICN 2003 Annual Stockholders Meeting on May 22, 2003. Since becoming employed at the Company, Dr. Lamon has recused himself from all portions of ICN board meetings having to do with matters concerning the Company.

WILLIAM M. COMER, JR. has been Vice President and Chief Financial Officer of the Company since January 23, 2003. From 1996 through 2002, Mr. Comer served as Chief Financial Officer, Vice President of Financial Analysis, and Director of Operations Support of Premier Practice Management, Inc., a national physician practice management company based in San Diego, Calif. His responsibilities encompassed financial, administrative and operations management functions, as well as consulting, valuations, and mergers and acquisitions services.

MEL D. DEUTSCH, ESQ. has been Vice President and General Counsel of the Company since January 23, 2003. From 1996 through 2002, Mr. Deutsch served as President and Chief Executive Officer, and Executive Vice President and General Counsel of Premier Practice Management, Inc., where he managed all legal affairs and oversaw the legal implications of physician practice acquisitions. Before that time, Mr. Deutsch was chief legal officer for a network of California hospitals owned by American Medical International, Inc., providing legal counsel in health law, corporate and general business areas. From August 2002, Mr. Deutsch has provided consulting services to ICN, which include reviews of regulatory matters and disposals of certain business segments.

None of the executive officers are related by blood, marriage or adoption to one another or to any director or nominee for director of the Company.

OWNERSHIP OF THE COMPANY’S SECURITIES

Principal Stockholders

The following table sets forth certain information regarding the beneficial ownership of Common Stock and the percent of shares owned beneficially by beneficial owners of more than 5% of the outstanding shares of Common Stock:

Identity of Owner or Group	Number of Shares and Nature of Beneficial Ownership of Ribapharm Common Stock	Percentage of Class (1)
ICN Pharmaceuticals, Inc.	120,100,000(2)	80.1%

(1)	Based on 150,000,000 shares of Common Stock outstanding on March 31, 2003.

(2)	This information is obtained from a Schedule 13G, as amended through February 12, 2003, filed with the Securities and Exchange Commission by ICN. ICN has sole voting and disposable power over all shares. ICN’s principal business address is 3300 Hyland Avenue, Costa Mesa, California 92626.

Ownership by Management

The following table sets forth, as of March 31, 2003, certain information regarding the beneficial ownership of the Common Stock and the percent of shares owned beneficially by each current director, each director nominee nominated by the Board of Directors and each Named Executive Officer (as defined below in “Executive Compensation and Related Matters – Summary Compensation Table”) and all current directors and executive officers of the Company as a group:

Identity of Owner or Group	Number of Shares and Nature of Beneficial Ownership of Ribapharm Common Stock(1)		Percentage of Class
Gregory F. Boron	1,800		*
Santo J. Costa	—		*
Andre C. Dimitriadis	4,000		*
Daniel J. Paracka	1,000		*
James J. Pieczynski	—		*
Roberts A. Smith	703	(2)	*
Johnson Y.N. Lau	1,910	(3)	*
Roger D. Loomis, Jr.	100	(4)	*
Thomas Stankovich	600	(5)	*
Directors and executive officers of the Company as a group (12 persons)	10,113	(6)	*

*	Less than 1% of the outstanding Common Stock.
(1)	Except as indicated otherwise in the following notes, shares shown as beneficially owned are those as to which the named persons possess sole voting and investment power. However, under the laws of California and certain other states, personal property owned by a married person may be community property which either spouse may manage and control, and the Company has no information as to whether any shares shown in this table are subject to community property laws. The indicated numbers of shares do not include any options or shares of ICN that might be held, and do not include options issued to the current directors and executive officers in connection with their initial appointment to the Board of Directors or their employment arrangement with the Company, as applicable.
(2)	Does not include 3,750 shares of Ribapharm Common Stock, which Dr. Smith has the right to acquire upon the exercise of stock options, which are not exercisable within 60 days as a result of the restrictions relating to the First Exercise Date.
(3)	Does not include 1,459,300 shares of Ribapharm Common Stock, which Dr. Lau has the right to acquire upon the exercise of stock options, which are not exercisable within 60 days as a result of the restrictions relating to the First Exercise Date. Dr. Lau resigned as a director and an employee of the Company effective January 22, 2003.
(4)	Does not include 449,000 shares of Ribapharm Common Stock, which Mr. Loomis has the right to acquire upon the exercise of stock options, which are not exercisable within 60 days as a result of the restrictions relating to the First Exercise Date. Mr. Loomis resigned as an employee of the Company effective January 22, 2003.
(5)	Does not include 421,700 shares of Ribapharm Common Stock, which Mr. Stankovich has the right to acquire upon the exercise of stock options, which are not exercisable within 60 days as a result of the restrictions relating to the First Exercise Date. Mr. Stankovich resigned as an employee of the Company effective January 22, 2003.
(6)	Does not include 2,333,750 shares of Ribapharm Common Stock, which Directors and executive officers of the Company as a group (12 persons) have the right to acquire upon the exercise of stock options, which are not exercisable within 60 days as a result of the restrictions relating to the First Exercise Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Ribapharm’s executive officers and directors, and persons who own more than ten percent of a registered class of Ribapharm’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such executive officers, directors and stockholders are required by Securities and Exchange Commission regulation to furnish Ribapharm with copies of all Section 16(a) forms they file.

Based on its review of the copies of such forms received by Ribapharm, or written representations from certain reporting persons that no Forms 5 were required for those persons, Ribapharm believes that during fiscal year 2002, all filing requirements applicable to its executive officers, directors and ten percent beneficial owners were timely satisfied.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Summary Compensation Table

The following table sets forth the annual and long-term compensation awarded to or paid to (i) the person serving as Chief Executive Officer of the Company during 2002, and (ii) the two other executive officers of the Company who were serving as executive officers during the fiscal year ended December 31, 2002 (together, the “Named Executive Officers”), for services rendered to the Company and ICN in all capacities during the year ended December 31, 2002, and for services rendered to ICN in all capacities during the years ended December 31, 2001 and December 31, 2000. Dr. Lamon and Messrs. Comer and Deutsch, the current executive officers of the Company, were not executive officers of the Company or ICN at any time during the fiscal years ended December 31, 2002, December 31, 2001 or December 31, 2000.

	Annual Compensation			Long-term Compensation	All Other Compensation($)(2)
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Options(#)(1)
Dr. Johnson Y. N. Lau (3)	2002	359,463	406,500	1,459,300	1,282,344	(4)
Chairman and Chief Executive Officer	2001 2000	257,250 207,936	305,000 75,000	75,000 75,000	804 78,221

Roger D. Loomis, Jr. (5)	2002	250,000	155,000	449,000	548,147	(6)
Senior Vice President, General Counsel and Secretary	2001 2000	31,250 —	— —	100,000 —	— —

Thomas Stankovich (7)	2002	180,950	167,000	421,700	102,785	(8)
Senior Vice President and Chief Financial Officer	2001 2000	164,500 158,000	123,596 68,300	20,000 —	1,525 1,221

(1)	Includes grants of options to purchase shares of Common Stock during the year indicated under the Company’s 2002 Stock Option and Award Plan (the “Option Plan”) and ICN’s Amended and Restated 1998 Stock Option Plan (the “ICN Option Plan”). Options granted in 2002 are from the Option Plan. Options granted in 2001 and 2000 are from the ICN Option Plan. A portion of the ICN options were surrendered. As a result of the 2002 Annual Meeting of Stockholders of ICN, three persons nominated by Franklin Mutual Advisors, LLC and Iridian Asset Management, LLC were elected to the Board of Directors of ICN. The results of the 2002 election, together with the results of the 2001 Annual Meeting of Stockholders of ICN, constituted a change in control (the “Change in Control”) under the terms of the Option Plan and the ICN Option Plan. As a result of the Change in Control, all options then outstanding under the ICN Option Plan, including options granted to the Named Executive Officers, vested immediately and became fully exercisable. In addition, as discussed below, options granted to the Named Executive under the Option Plan vested and will be exercisable after the First Exercise Date (as defined below) as a result of the Change in Control and the subsequent seperation of executives’ employment in January 2003.
(2)	As a result of the Change in Control, all nonqualified options then outstanding under the ICN Option Plan (including those held by the Named Executive Officers) became eligible for surrender for cancellation for a cash payment equal to the excess of the fair market value of the aggregate shares of ICN Common Stock subject to the option (based on $32.50 per share, the highest closing price for the common stock on the New York Stock Exchange during the 90 days preceding the Change in Control) over the aggregate purchase price for the stock. The amounts presented in the table include payments received by the Named Executive Officers from ICN upon surrender of options under the ICN Option Plan.
(3)	Dr. Lau served as Senior Vice President, Research and Development for ICN effective March 2000. He resigned from that position and was appointed as President and Chief Executive Officer and a director of the Company upon completion of the initial public offering of the Company’s Common Stock on April 17, 2002, and was appointed Chairman in November 2002. He resigned as a director and employee of the Company effective January 22, 2003.

(4)	Consisted of the following: Payment for surrender of options under the ICN Option Plan upon Change in Control ($1,276,038); Company-paid premiums for executive life insurance ($804); and matching contributions to the Company’s 401(k) plan ($5,502).
(5)	Mr. Loomis served as Senior Vice President, Law of ICN. Effective November 2001, he resigned from that position and was appointed Senior Vice President, General Counsel and Secretary of the Company effective April 17, 2002, and resigned as an employee of the Company effective January 22, 2003.
(6)	Consisted of the following: Payment for surrender of options under the ICN Option Plan upon Change in Control ($547,595); and Company-paid premiums for executive life insurance ($552).
(7)	Mr. Stankovich served as Vice/President/Finance and Controller, ICN Europe, and AAA from 1996. He resigned that position and was appointed Senior Vice President and Chief Financial Officer of the Company effective April 17, 2002, and resigned as an employee of the Company effective January 22, 2003.
(8)	Consisted of the following: Payment for surrender of options under the ICN Option Plan upon Change in Control ($96,210); Company-paid premiums for international life insurance ($965); Company-paid premiums for executive life insurance ($153); and matching contributions to the Company’s 401(k) plan ($5,457).

Subsequent Events

On January 22, 2003, the Company, ICN, the Named Executive Officers and the former directors of the Company, other than Dr. Smith, entered into a Settlement Agreement (the “Settlement Agreement”) dismissing certain litigation among the parties. Under the terms of the Settlement Agreement, Dr. Lau and Messrs. Loomis and Stankovich released Ribapharm and ICN from claims related to their employment, except for claims related to certain provisions of their Employment Agreements which survived termination; rights under stock option agreements with either Ribapharm or ICN; and other specified rights. The three executives also received severance payments they were entitled to under their Employment Agreements in the following amounts: Dr. Lau ($2,519,500); Mr. Stankovich ($1,081,000); and Mr. Loomis ($1,195,000), and also received accrued compensation for services performed through termination of employment in the following amounts: Dr. Lau ($76,535); Mr. Stankovich ($34,775); Mr. Loomis ($35,440). As contemplated by their Employment Agreements, each executive is eligible to continue to receive certain benefits after termination of employment, and all options to purchase shares of Ribapharm or ICN Common Stock held by the executives vested and will become exercisable for the original terms of the options, subject to certain restrictions on the exercisability of options to purchase Ribapharm Common Stock. See “Option Grant Information”. The Company remains obligated to make additional cash payments covering excise taxes payable by the executives under Section 4999 of the Internal Revenue Code in connection with such payments. See “Certain Employment Agreements and Arrangements – Prior Executive Officers.”

On February 21, 2003, the Company granted the following options to purchase Common Stock to the current executive officers of the Company: Dr. Kim David Lamon 1,000,000 shares; William M. Comer, Jr. 200,000 shares, and Mel D. Deutsch 200,000 shares. The exercise price of the options is $4.65 per share, the fair market value of the Common Stock on the date of the grant.

Option Grant Information

The following table sets forth information with respect to options to purchase shares of Common Stock granted to Named Executive Officers in 2002.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value($)(3)
Johnson Y. N. Lau	1,200,000	30.4%	$10.00	4/11/12	7,114,080
Johnson Y. N. Lau	259,300	6.6%	$5.60	12/4/12	860,850
Roger D. Loomis, Jr.	350,000	8.9%	$10.00	4/11/12	2,074,940
Roger D. Loomis, Jr.	99,000	2.5%	$5.60	12/4/12	328,670
Thomas Stankovich	350,000	8.9%	$10.00	4/11/12	2,074,940
Thomas Stankovich	71,700	1.8%	$5.60	12/4/12	238,037

(1)	All options were granted pursuant to the Company’s 2002 Stock Option and Award Plan (the “Option Plan”). The options have ten-year terms, and vest and become exercisable according to the following schedule: 25% on the first anniversary of the date of grant and 25% on each of the next succeeding three anniversary dates of the grant date. Upon a “change in control” (as such term is defined under the Named Executive Officers’ employment agreements), these options will vest immediately and become fully exercisable. However, even vested options may not be exercised until the earlier of (i) the completion of a spin-off of the Company by ICN (if at all), (ii) the date on which ICN becomes ineligible under U.S. tax laws to effect the spin-off of the Company on a tax-free basis or abandons the spin-off, or (iii) September 30, 2003 (the “First Exercise Date”). Notwithstanding the foregoing, but subject to the restrictions relating to the First Exercise Date, the Compensation Committee may accelerate the vesting and/or exercisability of options at any time. All options were granted with an exercise price equal to the fair market value of the underlying shares on the date of grant.

The election of directors at the 2002 and 2001 Annual Meetings of Stockholders of ICN resulted in a “change in control”. As a result, upon termination of their employment in January 2003, the options granted to Dr. Lau and Messrs. Stankovich and Loomis presented in the table vested, and will be fully exercisable on the First Exercise Date. The options may be exercised at any time prior to the expiration date.

(2)	A total of 3,942,050 options were granted to employees, including the Named Executive Officers, during 2002.
(3)	Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under that model are based on assumptions as to variables such as risk free interest rate (2.55%), stock price volatility (77%), weighted-average life in years (4.17) and the weighted-average fair value of the option granted ($5.28). The expected dividend yield per share was not used in this calculation since the Company currently does not pay dividends and does not anticipate paying dividends in the foreseeable future. The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the exercise price. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information regarding (i) stock option exercises by the Named Executive Officers during 2002 and (ii) unexercised stock options held by the Named Executive Officers at December 31, 2002:

Aggregated Option Exercises In 2002

and December 31, 2002 Option Values (1)

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2002(#)		Value of Unexercised In-the-Money Options at December 31, 2002($)(2)
			Exercisable	Unexercisable(3)	Exercisable	Unexercisable(3)
Johnson Y. N. Lau	—	—	—	1,459,300	—	246,335
Roger D. Loomis, Jr.	—	—	—	449,000	—	94,050
Thomas Stankovich	—	—	—	421,700	—	68,115

(1)	Each of the Named Executive Officers served as an officer of ICN prior to the initial public offering of the Company’s Common Stock and received options to purchase ICN Common Stock pursuant to ICN’s Amended and Restated 1998 Stock Option Plan (the “ICN Option Plan”). As of December 31, 2002, the Named Executive Officers also held options to purchase the following amounts of ICN Common Stock: Dr. Lau (23,673 shares); Mr. Loomis (15,364 shares); and Mr. Stankovich (77,542 shares). ICN has advised the Company that, if ICN decides to complete the possible tax-free spin-off of its shares of the Company’s Common Stock, it has not yet determined what action, if any, it intends to take with respect to the ICN Option Plan to account for the spin-off. ICN’s actions may include requiring the Company to grant to holders of ICN options, including the Named Executive Officers, options to acquire the Company’s Common Stock.
(2)	Based upon the fair market value of the shares of Common Stock on December 31, 2002 ($6.55), less the exercise price payable per share.
(3)	These options vested as a result of the Change in Control and subsequent termination of the employment of the Named Executive Officers in January 2003, and will be exercisable on the First Exercise Date. See “Certain Employment Agreements and Arrangements – Prior Executive Officers.”

Compensation of Directors

The Company has adopted the 2002 Amended and Restated Non-employee Director Retainer Fee Plan (the “Director Plan”). The Director Plan is intended to further the growth, development and financial success of the Company by strengthening its ability to attract and retain experienced and knowledgeable non-employee directors. Pursuant to the Director Plan, directors who are not also employees of the Company receive a quarterly fee of $7,500 payable at the end of each calendar quarter. Prior to February 2003, the Director Plan provided that such directors received one-half of their fees in cash and one-half in Common Stock, and were entitled to elect to receive such fees in varying portions of cash or Common Stock. If the fee is paid in Common Stock, the number of shares paid to the director is determined by dividing the amount of the fee by the fair market value of the Common Stock on the payment date. Shares were fully vested upon issuance.

In February 2003, the Board amended the Director Plan to provide that all fees would be paid in cash. Committee chairmen also receive an additional $1,000 per quarter. Each non-employee director also receives $1,000 for each board and committee meeting attended, and reimbursement of reasonable expenses incurred to attend board and committee meetings.

Non-employee directors are also eligible to receive options to purchase Common Stock under the Company’s Option Plan as compensation for services as directors. The Option Plan provides for each new non-employee director to receive options to purchase 15,000 shares of Common Stock, and for directors to receive an annual grant of 15,000 shares after each annual stockholder meeting. Options are granted at the fair market value of the Common Stock on the date of grant. Options have ten year terms, and vest in four equal parts beginning one year following the date of grant and on each subsequent anniversary of the date of grant, but may not be exercised before the First Exercise Date.

Messrs. Paracka, Costa, Pieczynski and Boron received options to purchase 15,000 shares of Common Stock on January 23, 2003, at an exercise price of $6.45 per share. Dr. Dimitriadis received options to purchase 15,000 shares of Common Stock on February 21, 2003 at an exercise price of $4.65 per share

At the time of the initial public offering of the Company’s Common Stock in April 2002, each non-employee director, other than Dr. Roger Guillemin, received options to purchase 15,000 shares of common stock at the initial public offering price. These options vested upon the Change in Control triggered by the election of ICN’s directors at ICN’s 2002 and 2001 Annual Stockholders’ Meetings, as described above, may be exercised on the First Exercise Date, and remain exercisable for six months after the First Exercise Date. Of the directors who received these options, only Dr. Smith is currently a director or nominee for director of the Company.

Certain Employment Agreements and Arrangements

Current Executive Officers

Effective January 2003, the Company entered into a two-year employment agreement with Dr. Lamon pursuant to which Dr. Lamon has been engaged as the Company’s President and Chief Executive Officer. The Company is obligated to pay Dr. Lamon an annual salary of $425,000 or such greater amount as the Board of Directors may approve from time to time (the “Base Salary”). Under the terms of the employment agreement, Dr. Lamon also received a signing bonus in the amount of $400,000. Dr. Lamon is obligated to repay the signing bonus if he terminates his employment with the Company without good reason (as defined) or if the Company terminates his employment for cause (as defined) prior to January 2005. Dr. Lamon is eligible for an annual performance bonus of between 80% and 160% of the Base Salary based on certain performance targets, except that the bonus for fiscal year 2003 has been guaranteed at $340,000. In accordance with the terms of his employment agreement, Dr. Lamon received an option under the Option Plan to purchase 1,000,000 shares of Common Stock at a per share price of $4.65, which vests 25% on each of the first four anniversaries of his start date. The Company also is obligated to reimburse Dr. Lamon for all costs incurred in maintaining his existing residence, through January 2004, plus a gross up of taxes payable on such amounts to the extent they are not deductible by Dr. Lamon in connection with his personal income taxes.

If Dr. Lamon’s employment is terminated by the Company without cause or by Dr. Lamon for good reason, or if the Company does not renew the agreement after the end of its then current term, then Dr. Lamon will be entitled to receive a payment equal to two times the sum of the Base Salary plus the average of the annual cash bonus received over the prior two fiscal years (the “Bonus Amount”); provided, that Dr. Lamon will only be entitled to such payments if he agrees not to compete with the Company or engage in certain other prohibited activities for a period of one year following his termination. If Dr. Lamon’s employment is terminated as a result of his death or disability, then he or his beneficiaries will receive a pro rated bonus for the year of termination, and his initial stock option will immediately vest in full. If Dr. Lamon’s employment is terminated by the Company without cause or by Dr. Lamon for good reason within 12 months following a change in control, he will be entitled to (i) life insurance, disability, health benefits and, if the Company adopts an excess retirement plan which covers him, a retirement benefit for the lesser of two years or until his 65th birthday, (ii) an amount equal to three times the sum of the Base Salary plus the Bonus Amount and (iii) immediate vesting of all of his outstanding stock options. For purposes of the foregoing severance payments and benefits, change in control includes both a change in control of the Company and a change in control of ICN. Change in Control is defined as: (i) the acquisition by any person of 30% or more of the Company’s combined voting power; (ii) the failure of the Incumbent Board (as defined) to constitute 2/3 of the Board (unless the new directors were approved by 2/3 of the Incumbent Board); and (iii) approval by the stockholders of an agreement to sell all or substantially all of the Company’s assets or a merger or consolidation where the existing stockholders do not own more than 70% of the outstanding voting securities of the surviving corporation; provided, that none of the events in (i), (ii) or (iii) will constitute a change in control if ICN continues to hold a majority of the Company’s outstanding voting securities. In addition, change in control is defined as (iv) liquidation or dissolution of ICN; (v) the failure of ICN’s Incumbent Board (as defined) to constitute 2/3 of the ICN Board (unless the new directors were approved by 2/3 of the Incumbent Board); and (vi) approval by the stockholders of an agreement to sell all or substantially all of ICN’s assets or a merger or consolidation where the existing stockholders of ICN do not own more than 70% of the outstanding voting securities of the surviving corporation, provided, that none of the events in (iv), (v) or (vi) will constitute a change in control if ICN does not hold a majority of the Company’s outstanding voting securities.

The Company also is obligated to reimburse Dr. Lamon for any excise tax imposed on compensation or benefits payable to him in connection with a change in control.

Effective January 2003, the Company entered into two-year employment agreements with each of Messrs. Deutsch and Comer (each, an “Executive”) pursuant to which Messrs. Deutsch and Comer have been engaged as the Company’s Vice President and General Counsel, and Vice President and Chief Financial Officer, respectively. The Company is obligated to pay Messrs. Deutsch and Comer an annual salary of $225,000 and $185,000, respectively, or in each case, such greater amount as the Board of Directors may approve from time to time. Each Executive is eligible for an annual performance bonus of between 40% and 80% of their respective base salary. In accordance with the terms of the employment agreements, each Executive received a stock option to purchase 200,000 shares of Common Stock at a per share purchase price of $4.65, which vests 25% on each of the first four anniversaries of the grant start date.

If an Executive’s employment is terminated by the Company without cause (as defined) or by the Executive for good reason (as defined), or if the Company does not renew the agreement after the end of its then current term, then such Executive will be entitled to receive a payment equal to 1/2 the sum of the applicable base salary plus the average of the annual cash bonus received by such Executive over the prior two fiscal years (the “Bonus Amount”); provided, that the Executive will only be entitled to such payments if he agrees not to compete with the Company and engage in certain other prohibited activities for a period of one year following his termination. If an Executive’s employment is terminated as a result of his death or disability, then he or his beneficiaries will receive a pro rated bonus for the year of termination, and his initial stock option will immediately vest in full. If an Executive’s employment is terminated by the Company without cause or by Executive for good reason within 12 months following a change in control, he will be entitled to (i) life insurance, disability, health benefits and, if the Company adopts an excess retirement plan which covers him, a retirement benefit for the lesser of 6 months or until his 65th birthday, (ii) an amount equal to the sum of the Base Salary plus the Bonus Amount and (iii) immediate vesting of all of his outstanding stock options. For purposes of the foregoing severance payments and benefits, change in control is defined as: (i) the acquisition by any person of 30% or more of the Company’s combined voting power; (ii) the failure of the Incumbent Board to constitute 2/3 of the Board (unless the new directors were approved by 2/3 of the Incumbent Board); (iii) approval by the stockholders of an agreement to sell all or substantially all of the Company’s assets or a merger or consolidation where the existing stockholders do not own more than 70% of the outstanding voting securities of the surviving corporation; and (iv) liquidation or dissolution of ICN so long as ICN holds a majority of the Company’s outstanding voting securities; provided, that none of the events described in (i), (ii) or (iii) will constitute a change in control if ICN continues to hold a majority of the Company’s outstanding voting securities.

Prior Executive Officers

The Company previously entered into employment agreements (“Prior Employment Agreements”) with the Named Executive Officers, which were intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. Each agreement contained substantially identical terms, except that Dr. Lau’s agreement guaranteed that his cash compensation received during 2002, including cash compensation received from ICN prior to the public offering of Ribapharm’s common stock, would be at least $465,000. Each agreement had an initial term of three years, and automatically extended for successive one year terms unless the executive or the Company elected not to extend it.

The Prior Employment Agreements provided for each executive to receive a severance payment equal to three times salary and bonus, and certain other benefits, including immediate vesting of all options or awards granted by the Company or ICN, if the executive’s employment was terminated without cause, or if the executive terminated employment for certain enumerated reasons following a change of control (as defined below). The executive was under no obligation to mitigate amounts payable under the Prior Employment Agreements. On May 17, 2002, the Compensation Committee of the Board, as it was then constituted, approved amendments to the Prior Employment Agreements to provide for payment of such severance benefits if the executive left the Company for any reason or without reason during the sixty-day period commencing six months after a “change of control.” The amendments also provided that, if any payment made to the executives under the Prior Employment Agreements, together with any amounts or benefits otherwise paid or distributed to the executives by the Company or ICN, become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the executives will receive an additional payment sufficient to cover such taxes (and any excise or other taxes imposed on such additional payment).

Under the terms of the Company’s Option Plan (unless an optionee’s employment agreement provides otherwise), if the optionee’s employment is terminated without cause following a “change in control,” options generally vest immediately, and are exercisable after the First Exercise Date for a period of six months. For option holders whose employment is subject to the terms of an employment agreement (such as the Named Executive Officers and the Company’s current executive officers), a “change in control” under the Option Plan has the meaning set forth in the executive’s employment agreement. Under the Prior Employment Agreements, a “change in control” occurred if, among other things, the individuals serving on the existing board of directors of ICN on May 1, 2001, and any new director (other than a director whose initial assumption of office is by reason of any agreement intended to avoid or settle any election contest or proxy contest or in connection with an actual or threatened contest, including but not limited to, a consent solicitation relating to the election of directors of ICN) whose appointment or election by the ICN Board, or nomination for election by ICN’s stockholders, was approved or recommended by the affirmative vote of at least two-thirds of the ICN directors who either were directors on May 29, 2001 or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority of ICN’s board of directors.

For optionees whose employment is not subject to an employment agreement, a “change in control” under the Option Plan generally means any of the following events:

•	the acquisition by any person of beneficial ownership of more than 25% of the combined voting power of the Company’s or ICN’s outstanding voting securities, other than an acquisition directly from the Company or from ICN, respectively;

•	the individuals serving on the board of directors of the Company as of April 17, 2002, or, prior to the spin-off, the board of directors of ICN as of May 1, 2001, and any new director (other than a director whose initial assumption of office results from an actual or threatened election contest an actual or threatened solicitation of proxies or consents, or any agreement intended to avoid or settle any such election or proxy contest) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by the affirmative vote of at least two-thirds of the directors then in office who either were directors on such date, or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority of that board of directors;

•

the consummation of a merger or consolidation involving the Company or ICN if the stockholders of the Company or ICN, as applicable, immediately before the merger or consolidation do not, as a result of the merger or consolidation, own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from the merger or consolidation or the ultimate controlling person of that entity; or the members of the Company’s board of directors immediately prior to the execution of the agreement providing for such merger or consolidation do not constitute at least a majority of the members of the board of the corporation resulting from the merger or consolidation or the ultimate controlling person of the entity;

•	a complete liquidation or dissolution of the Company, or ICN, as the case may be, or the consummation of an agreement for the sale or other disposition of all or substantially all of the assets of the Company or ICN, as the case may be.

As described previously, the election of directors at the 2002 and 2001 ICN Annual Stockholder Meetings resulted in a Change in Control under the Prior Employment Agreements. As a result, the Company became obligated to make severance payments to Dr. Lau and Messrs. Loomis and Stankovich upon termination of their employment in January 2003 in an aggregate amount of $4,795,500. Upon such termination, all options held by the executives vested and will be exercisable after the First Exercise Date for the original term of the option. The executives may also be entitled to additional amounts if the payments under the Prior Employment Agreements and other amounts or benefits subject the executives to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee (the “Committee”) is composed of Messrs. Boron and Costa and Dr. Smith, each of whom is a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. No interlocking relationship exists between any member of the Board of Directors or the Committee and any member of the board of directors or compensation committee of any other company, and no interlocking relationship has existed in the past.

Messrs. Boron and Costa and Dr. Smith were appointed to the Committee in January of 2003, and none of them served on the Committee during 2002. The members of the Compensation Committee during 2002 were Dr. John Vierling and Mr. Hans Thierstein, both of whom are no longer directors of the Company.

The following statement made by the Committee will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and will not otherwise be deemed filed under such Acts.

Compensation Committee Report

As described elsewhere in this Proxy Statement, all but one member of the Company’s Board of Directors as currently constituted, were elected on January 23, 2003, at which time the Board appointed the Company’s current executive officers; namely, Dr. Kim D. Lamon (President and Chief Executive Officer), William M. Comer, Jr. (Vice President and Chief Financial Officer) and Mel D. Deutsch, Esq. (Vice President and General Counsel). The current members of the Committee were appointed by the Board on February 21, 2003. Accordingly, the Committee as currently constituted did not act on any matter relating to compensation of the Company’s employees in 2002. This includes matters relating to the Company’s compensation structure, and the compensation of the Company’s prior executive officers (including the chief executive officer) during 2002. For this reason, the Committee is not in a position to comment on such matters in this report.

The Committee has reviewed and approved the compensation arrangements entered into with Dr. Lamon and Messrs. Comer and Deutsch, which are described elsewhere in this Proxy Statement. In considering these arrangements, the Committee placed particular emphasis on (i) how these arrangements compared to the compensation arrangements of the Company’s prior executive officers, (ii) the prior experience of Dr. Lamon and Messrs. Comer and Deutsch, and (iii) the need to attract to the Company, and retain, the best available executive talent, which requires the provision of competitive compensation arrangements and performance incentives. The Committee is satisfied that the compensation arrangements made with the Company’s current executive officers meet this criteria. However, the Committee intends to continue to evaluate these arrangements on an annual basis.

The Committee has been briefed by the Company’s Human Resources Department with respect to the Company’s compensation structure, and executive compensation during 2002. These matters are outlined below under “2002 Compensation Matters.” The Committee is currently engaged in the process of evaluating the Company’s compensation practices.

On April 3, 2003, the Committee adopted a Charter which it believes represents “best practices” with respect to compensation committee responsibilities, and also complies with applicable requirements of law and the New York Stock Exchange (on which the Company’s Common Stock is listed). The Charter is attached to this Proxy Statement as Annex A.

2002 Compensation Matters

The primary responsibilities of the Committee during 2002 were to consider and recommend to the Board of Directors the base salary to be paid to the then chief executive officer, assist in the determination of the base salary for all other executive officers, make recommendations to the Board of Directors with respect to the Company’s overall compensation policies, administer and grant options under the Company’s Option Plan, and perform such duties as the Board of Directors may from time to time request.

In establishing and administering the Company’s 2002 compensation policies and programs, the Committee considered the compensation plans and arrangements of a peer group of companies with which the Company competes for customers and executive talent, including the levels of individual compensation for similarly situated executives of the peer group, as well as factors specifically relevant to the Company. The basic objective of the Committee was to formulate compensation policies and programs intended to attract, retain, and motivate highly qualified key employees, including executive officers. Compensation of executive officers and other key employees during 2002 was comprised of three principal elements: (i) base salary, (ii) annual bonus and (iii) stock ownership. The Committee does not anticipate any change in these elements with respect to 2003 compensation.

Base Salary

The Committee believes that it is important to pay reasonable and competitive salaries. Generally, in 2002, salaries were paid within certain grades established by the Human Resources Department of the Company after reviewing data of comparable companies in the same industry (prepared by Towers-Perrin, a compensation consulting company). The Company’s 2002 salary levels were in the median of compensation paid for similar positions in comparable companies. Grades are updated to reflect changes in the marketplace. The salary of an employee generally reflects his level of responsibility and position in the Company, and is reviewed on an annual basis by Human Resources and management. The Company’s goals for 2002 focused on growth in operating income and growth in earnings per share. Each employee is responsible for the performance of his or her unit in relation to the plan. Specific goals and objectives for each employee are reviewed by the employee, Human Resources and his or her supervisor. In reviewing the annual performance, which will determine the employee’s compensation, the supervisor assesses a performance grade based on the pre-set performance objectives. This assessment is used to determine base salary for the following year.

The salaries for Messrs. Loomis and Stankovich for 2002 were set forth in their respective prior Employment Agreements, each of which was approved by the Board of Directors as it was constituted at the time. Messrs. Loomis and Stankovich each received a salary increase in December of 2002, which was approved by the Committee as it was constituted at the time. These actions were neither considered nor approved by the Committee as currently constituted.

Bonus Plan

The Company has an Incentive Bonus Plan which is intended to provide a means of annually rewarding certain key employees, including executive officers, based on the performance of the Company. The plan is based on target goals which, for 2002, were growth in both operating income and earnings per share, and individual performance goals are compared against the target goals established. Bonuses may be paid even when the objective standards are not met if specific contributions by an employee merit a bonus or the reasons for failure to meet the objective standards are beyond the control of the Company and/or the employee.

Messrs. Loomis and Stankovich received an aggregate of $322,000 in bonuses for 2002, which were approved in December of 2002 by the Committee as it was constituted at the time. These actions were neither considered nor approved by the Committee as currently constituted.

Equity Programs

The Committee believes that executive officers and other significant employees, who are in a position to make a substantial contribution to the long-term success of the Company and to build stockholder value, should have a significant stake in the Company’s on-going success. This focuses attention on managing the Company as an owner with an equity position in the business and seeks to align these employees’ interests with the long-term interests of stockholders. The Company has adopted the Option Plan (a program developed for the Company by Towers–Perrin) under which stock options are granted as long-range incentives to certain employees. The Option Plan was adopted by the Board of Directors prior to the completion of the initial public offering of the Company’s Common Stock in April 2002, and approved by ICN as the Company’s sole stockholder at the time. The amount of options granted to any employee is tied to salary and performance, and no grant to an employee is automatic. Management recommends to the Committee those employees to whom options should be granted and the number of options to be granted to them. Generally, the number of options granted to an employee reflects his or her level of responsibility and position in the Company. To encourage employees to remain in the employ of the Company, options generally vest and become exercisable at an annual rate of 25% on the expiration of each of the first, second, third and fourth anniversaries of the date of grant. Each option generally has a term of ten years and is granted with an exercise price equal to the fair market value of the underlying shares of Common Stock on the date of grant.

Messrs. Stankovich and Loomis were granted options to purchase an aggregate of 700,000 shares of Common Stock on April 11, 2002 and an aggregate of 170,700 shares of Common Stock in December of 2002, under the terms of the Company’s Stock Option Plan. The grants were approved by the Committee as it was constituted at the time. None of these grants were considered nor approved by the Committee as currently constituted.

Chief Executive Officer Compensation

In 2002, the Committee was responsible for determining the compensation of the chief executive officer based on a number of factors. The goal of the Committee during 2002 was to grant compensation consistent with compensation granted to other chief executive officers of companies in the same industry.

Dr. Lau’s base salary was set forth in his prior Employment Agreement with the Company, which was approved by the Board of Directors as it was constituted at the time. Dr. Lau was granted options to purchase 1,200,000 shares of Common Stock on April 11, 2002, pursuant to the Company’s Option Plan. This grant was approved by Committee as it was constituted at the time. In December of 2002, Dr. Lau received a salary increase, a bonus in the amount of $406,500, and options to purchase 259,300 shares of Common Stock pursuant to the Company’s Option Plan. These actions were approved by the Committee as it was constituted at the time. None of these actions were considered nor approved by the Committee as currently constituted.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”), which was enacted in 1993, generally disallows a federal income tax deduction to any publicly-held corporation for compensation paid in excess of $1,000,000 in any taxable year beginning after January 1, 1994 to the chief executive officer and any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. Section 162(m), however, does not disallow a federal income tax deduction for qualified “performance-based compensation,” the material terms of which are disclosed to and approved by the stockholders. The application of Section 162(m) is not expected to have a material impact on the Company.

Respectfully submitted,

/s/    GREGORY F. BORON

Compensation Committee

Gregory F. Boron, Chairman

Santo J. Costa

Dr. Roberts Smith

Audit and Finance Committee Report

The Audit and Finance Committee of the Board of Directors is providing this report to enable stockholders to understand how it monitors and oversees the Company’s financial reporting process. The Audit and Finance Committee operates pursuant to an Audit and Finance Committee Charter that is subject to the Board’s annual review and approval. A copy of the Audit and Finance Committee Charter, approved April 16, 2003, is attached as Annex B to this Proxy Statement.

The following statement made by the members of the Audit and Finance Committee will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and will not otherwise be deemed filed under such Acts.

This report confirms that the Audit and Finance Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2002 with management and the Company’s independent public accountants; (ii) discussed with the Company’s independent public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards); (iii) reviewed the written disclosures letter from the Company’s independent public accountants as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with the Company’s independent public accountants their independence from the Company.

Based upon the above review and discussions, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2002 be included in the Company’s Annual Report on Form 10-K for filing with the Commission.

Respectfully submitted,

/s/    DR. ANDRE C. DIMITRIADIS

Audit and Finance Committee

Dr. Andre C. Dimitriadis, Chairman

James J. Pieczynski

Daniel J. Paracka

PERFORMANCE GRAPH

The following graph compares Ribapharm’s cumulative total stock return on the Common Stock with the cumulative return on the Standard & Poor’s Mid Cap 400 Index (“S&P Mid Cap 400 Index”), and the 5-Stock Custom Composite Index (“Composite Index”) for the period commencing on April 17, 2002, the date of the initial public offering of the Company’s Common Stock and ending December 31, 2002. The Composite Index consists of Ligand Pharmaceuticals, Enzon, Inc., Isis Pharmaceuticals, Inc., Corixa Corporation, and Myriad Genetics, Inc. The graph assumes an initial investment of $100 on April 17, 2002 and that all dividends were reinvested.

Based on reinvestment of $100 beginning April 17, 2002

	Apr 02	Dec 02
Ribapharm.	$100	$61
S&P Mid Cap 400 Index.	$100	$79
Custom Composite Index (5 Stocks) .	$100	$46

CERTAIN TRANSACTIONS

Until April 17, 2002, the Company had been a wholly-owned subsidiary of ICN. On April 17, 2002, ICN completed an underwritten public offering (the “Offering”) of 29,900,000 shares of Common Stock, representing 19.93% of the Company’s 150,000,000 shares of Common Stock. During the fiscal year ended December 31, 2002, the Company and ICN engaged in certain transactions, as described below.

Contribution of Assets

In anticipation of the Offering, ICN contributed certain assets to the Company, including:

•	ICN’s right, title and interest under the ribavirin license agreement with Schering-Plough, Ltd.;
•	all the chemical compounds contained in ICN’s chemical compound library, along with all associated records, journals and data;

•	all intellectual property rights, including all patents, copyrights and trademarks, related to the Company’s business, including all intellectual property rights held by ICN at the time of contribution in ribavirin and excluding existing approved indications for use other than as contemplated in the Schering-Plough ribavirin license, Tiazole, Adenazole, Levovirin, Viramidine and the chemical compounds in ICN’s nucleoside analog library; and

•	all of the equipment and furniture contained in, and personnel employed in, the Company’s research and development organization in its Costa Mesa, California facility.

With respect to the intellectual property rights to Tiazole and Adenazole, in an ongoing arbitration with certain Serbian governmental entities, ICN has taken the position that it has previously contributed its rights in those compounds to ICN Yugoslavia, a Yugoslavian subsidiary. The validity of that transfer is one of the issues in dispute in that arbitration. Accordingly, whether or not the Company has rights to these compounds will be impacted by the outcome of this arbitration.

Intercompany Agreements

In contemplation of the Offering, the Company and ICN entered into a number of agreements for the purpose of defining their relationship after the Offering, which are described briefly below.

Affiliation And Distribution Agreement

Until the earlier of the completion of the possible tax-free spin-off of ICN’s interest in the Company or September 30, 2003, the Affiliation and Distribution Agreement imposes certain restrictions on the Company’s ability to issue capital stock to ensure that the Company remains part of ICN’s consolidated tax group and restricts the Company from taking actions that would limit ICN’s ability to sell, pledge or otherwise dispose of its shares of Common Stock or its other rights as a stockholder, or that would cause the spin-off to fail to qualify as a tax-free spin-off. The Company has also agreed to provide ICN its financial information, consult with ICN regarding the timing and content of its earnings releases and cooperate fully with ICN in connection with its public filings with the Securities and Exchange Commission, and to engage PricewaterhouseCoopers LLP as its accountants unless such engagement is otherwise prohibited by law. The Company and ICN also agreed to indemnify each other against certain liabilities.

Line of Credit

At the time of the Offering, ICN agreed to provide the Company with working capital financing which the Company could draw upon until August 31, 2002. As of December 31, 2002, the Company had an outstanding borrowing of $35,000,000 from ICN under the credit facility, payable on or before December 31, 2003, which was required to fund the initial operations of the Company after the Offering. Interest is charged based upon LIBOR (1.37% at December 31, 2002) plus 200 basis points. On March 28, 2003, the Company entered into an amendment to the line of credit facility with ICN which allows the Company to make draws against the line of credit, if needed, to the extent of cumulative repayments made by the Company, up to a maximum available credit limit of $35,000,000. Subject to approval by ICN’s Board of Directors, the amended expiration date of the line of credit is the earlier of December 29, 2005 or the date on which ICN ceases to be the beneficial owner of at least 80% of the issued and outstanding common stock of the Company; however, unless and until such approval is obtained, the expiration date will remain at December 31, 2003. Additionally, it was the Company’s desire, and ICN agreed as a condition to the amendment, to repay ICN on the date of the amendment the aggregate outstanding principal balance and related accrued interest, without requirement to comply with a prior notice obligation. Accordingly, on March 28, 2003, the Company repaid principal and interest in the amounts of $35,000,000 and $984,000, respectively.

Management Services Agreement

The Management Services Agreement requires ICN to provide administrative and corporate support services to the Company on a transitional basis, including human resource, legal, accounting, treasury, tax, and information services. ICN charges the Company for these services at its cost, and allocates the costs of third- party expenses on a good faith basis. The Company has agreed to indemnify and hold harmless ICN and certain of its affiliates from any claims, damages and expenses arising out of the services rendered under the Management Services Agreement. The agreement commenced on the date of the Offering and will continue until December 31, 2003. The Company may terminate one or more of the services provided under the agreement upon 30 days’ notice. The obligation to provide legal services automatically terminates once ICN’s stock ownership in the Company is less than 50%.

Confidentiality Agreement

The parties entered into a Confidentiality Agreement with respect to confidential and proprietary information, intellectual property and other information they agreed to keep (and to cause their affiliates to keep) confidential, and not to use for any unauthorized purpose.

Registration Rights Agreement

The Company has granted to ICN certain “demand” and “piggyback” registration rights relating to the shares of Common Stock held by ICN under a Registration Rights Agreement. These rights generally become effective when ICN informs the Company that it no longer intends to proceed with or complete the possible spin-off, but in no event earlier than September 30, 2003. The Company has agreed to pay all registration expenses incurred in connection with the exercise by ICN of its rights under the agreement, other than the underwriting commission, and to reimburse ICN for the reasonable fees and disbursements of its outside counsel retained in connection with any registration. The agreement also imposes customary indemnification and contribution obligations on the parties.

Tax Sharing Agreement

The Company continues to be included in ICN’s consolidated federal income tax group, and its federal income tax liability is included in ICN’s consolidated federal income tax liability. The parties have entered into a Tax Sharing Agreement pursuant to which the tax amounts to be paid or received by the Company with respect to ICN’s federal consolidated returns are determined as though the Company files separate federal income tax returns. Under the terms of the Tax Sharing Agreement, ICN is not required to pay for the use of the Company’s tax attributes that come into existence until the Company would otherwise be able to utilize these attributes.

The Company will be included in ICN’s consolidated group for federal income tax purposes for so long as ICN beneficially owns at least 80% of the combined voting power and value of the Company’s outstanding stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between the parties during the period in which the Company is included in ICN’s consolidated group, the Company could be liable in the event that any federal tax liability is incurred, but not paid, by any other member of ICN’s consolidated group.

Lease

The Company leases from ICN approximately 61,490 square feet of its Costa Mesa, California headquarters building under a Lease. The Lease has an initial term of five years, which the Company can renew at its option for an additional five years. The Company pays ICN rent of $416,667 per month, or $5 million per year, which rent will be adjusted annually based on the Orange County, California consumer price index, and a pro rata portion of facility and central service costs.

Intercompany Transactions

Simultaneous with the consummation of the Offering, advances due the Company from ICN of $222,240,000 were treated similar to a dividend and recorded by the Company as a reduction of its retained earnings. The Company was not repaid any of the advances due from ICN upon completion of the Offering. The costs of certain shared services (including legal, finance, corporate development, information systems and corporate office expenses) have been allocated between ICN and the Company. For periods prior to April 17, 2002, these costs were allocated to the Company on bases that are considered by the Company’s then management to reflect most fairly or reasonably the utilization of services provided to or the benefit obtained by the Company, such as the square footage, headcount, or actual utilization. For the periods subsequent to April 17, 2002, these costs were allocated in accordance with the terms of the Management Services Agreement described above. Costs associated with certain government investigations are allocated based on a joint responsibility approach such that 50% of the costs, including any reserve for settlement, are allocated to each of ICN and Company.

Following is a summary of transactions between the Company and ICN for 2002 (table in thousands):

2002
Allocation of costs of shared services:
Legal expenses and professional services	$1,359
Facility and central service costs	1,682
Information systems	378
Shared services	466
Income taxes, net	74,059
Rent charge	3,750
Interest on line of credit and intercompany allocations	1,004
Draw on line of credit	35,000
Payments by ICN on behalf of the Company	1,342
Cash transferred to or retained by ICN	(98,574)
Transfer to retained earnings	222,240

242,706

For the year ended December 31, 2002, allocated costs amounted to $3,885,000. For the year ended December 31, 2002, the legal expense and professional fees allocation includes amounts related to the U.S. Attorney investigation and SEC litigation of $735,000.

Following is a summary of transactions between the Company and ICN for the period from January 1, 2002 to April 17, 2002 (the completion of the Offering (table in thousands)):

Advances due from ICN
Balance, December 31, 2001	$(188,017)
Allocation of costs of shared services:
Legal expenses and professional services	1,298
Facility and central service costs	371
Information systems	37
Shared services	56
Allocation of current income tax expense	22,844
Royalty allocated to ICN	(11,478)
Cash transferred to or retained by ICN	(47,351)

(222,240)
Transfer to retained earnings similar to a dividend	222,240

Balance, April 17, 2002	$—

Following is a summary of transactions between the Company and ICN for the period from April 18, 2002 to December 31, 2002 (table in thousands):

Due to ICN
Balance, April 18, 2002	$—
Allocation of costs of shared services:
Legal expenses and professional services	61
Facility and central service costs	1,311
Information systems	341
Shared services	410
Royalty allocated to ICN	11,478
Rent charge	3,750
Interest on line of credit and intercompany allocations	1,004
Payments by ICN on behalf of the Company	1,342
Cash transferred to ICN	(15,431)

Balance, December 31, 2002	$4,266

Income Taxes Payable to ICN
Balance, April 18, 2002	$—
Allocation of current income tax expense	(53,242)
Payments to ICN	(35,792)

Balance, December 31, 2002	$17,450

Deferred Income Tax
Balance, April 18, 2002	$—
Allocation of deferred income tax benefit	(2,027)

Balance, December 31, 2002—deferred tax asset, net	$(2,027)

Line of Credit from ICN
Balance, April 18, 2002	$—
Draw on line of credit	35,000

Balance, December 31, 2002	$35,000

Note Obligations

In July 2001, ICN completed an offering of $525,000,000 of 6½% convertible subordinated notes due 2008 (the “Notes”). In July and August 2002, ICN repurchased $59,410,000 in principal amount of the Notes. The Notes, as they relate specifically to ICN’s obligation, are convertible into ICN’s common stock at a conversion rate of 29.1924 shares per $1,000 principal amount of Notes, subject to adjustment. Upon completion of the Offering on April 17, 2002, the Company became jointly and severally liable for the principal and interest obligations under the Notes. Under an agreement between the Company and ICN originally entered into on July 18, 2001, and amended and restated on April 8, 2002, ICN has agreed to make all interest and principal payments related to the Notes. However, the Company is responsible for these payments to the extent ICN defaults under that agreement and does not make these payments. In that event, the Company would have a claim against ICN for any payments ICN does not make. The Company can only amend this agreement, in a manner adverse to it, with the approval of holders of a majority of its outstanding shares of common stock, excluding shares held by ICN. In the event of a possible spin-off of the Company, the Notes will be convertible into common stock of both the Company and ICN. The converting note holders would receive ICN’s common stock and the number of shares of the Company’s common stock the note holders would have received had the Notes been converted immediately prior to the spin-off. If the spin-off had occurred as of December 31, 2002, and assuming 84,066,259 shares of ICN common stock were outstanding at December 31, 2002, the Notes would have been convertible into the equivalent of approximately 19,417,563 shares of common stock, which would be issuable by the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2002 with respect to compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance:

Plan Category[1]	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted – average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans[2]
Equity compensation plans approved by security holders	3,996,050	$8.91	18,503,950

[1]	Includes the Company’s 2002 Stock Option and Award Plan The Company has no equity compensation plans which were not approved by the Company’s stockholders.

[2]	Excludes securities listed in “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”

PROPOSAL II – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Subject to stockholder ratification and in accordance with Section 301 of the Sarbanes-Oxley Act of 2002, the Audit and Finance Committee has appointed PricewaterhouseCoopers LLP to audit the Company’s financial statements for 2003. PricewaterhouseCoopers LLP has audited the Company’s financial statements since the inception of the Company. The Board of Directors of the Company recommends that the stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as independent accountants.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and such representative will have an opportunity to make a statement if desired. Further, such representative will be available to respond to appropriate stockholder questions directed to him or her.

Audit Fees

The aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2002 for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Forms 10-Q, or services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings on engagements for the fiscal year, were approximately $217,000.

All Other Fees

In addition to the fees described above, aggregate fees of $75,000 were billed by PricewaterhouseCoopers LLP during the year ended December 31, 2002, for reviews of the ribavirin license and supply agreement with Schering-Plough, Ltd. No fees were billed for professional services rendered by PricewaterhouseCoopers LLP for financial systems design or implementation.

The Audit and Finance Committee of the Company’s Board of Directors has considered whether the provision of non-audit professional services rendered by PricewaterhouseCoopers LLP is compatible with maintaining their independence, and believes that the provision of such services is so compatible.

STOCKHOLDER PROPOSALS

The Company’s Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to the Secretary of the Company at its principal executive offices not later than the close of business on the 45th day nor earlier than the close of business on the 75th day before the first anniversary of the date on which the Company mailed proxy materials for the preceding year’s annual meeting. For the Company’s 2004 Annual Meeting, notice must be delivered no earlier than the close of business on February 9, 2004, and no later than the close of business on March 11, 2004. However, if the date of the annual meeting is more than 30 days before or after such anniversary date, timely notice must be delivered no later than the close of business on the later of the 90th day before such annual meeting or the 10th day after the date on which the Company publicly announces the date of the annual meeting.

Any stockholder wishing to submit a proposal to be included in the proxy materials relating to the Company’s 2004 Annual Meeting must submit such proposal to the Company so that it is received by the Company at its principal executive offices no later than December 29, 2003.

ANNUAL REPORT

The Annual Report to Stockholders for the year ended December 31, 2002 (including audited financial statements) is being mailed to stockholders with this Proxy Statement. The Annual Report does not form part of the material for the solicitation of proxies.

PROXY SOLICITATION

The costs of preparing and mailing this Notice and Proxy Statement and the enclosed form of proxy will be paid by the Company. In addition to soliciting proxies by mail, employees of the Company may, at the Company’s expense, solicit proxies in person, by telephone, telegraph, courier service, advertisement, telecopier or other electronic means. The Company has retained MacKenzie Partner, Inc. (“MacKenzie”) to assist in the solicitation of proxies. The Company will pay fees to MacKenzie not to exceed $2,000 plus reasonable out-of-pocket expenses incurred. The Company will pay brokers, nominees, fiduciaries and other custodian their reasonable fees and expenses for forwarding solicitation material to principals and for obtaining their instructions.

MISCELLANEOUS

The Board of Directors knows of no other matters which are likely to come before the Annual Meeting. If any other matters, of which the Board is not now aware, should properly come before the Annual Meeting, it is intended that the person named in the accompanying form of proxy (which confers discretionary authority upon such person to vote on such matters) will vote such proxy in accordance with his best judgment on such matters.

By Order of the Board of Directors,

Daniel J. Paracka

Chairman of the Board

Costa Mesa, California

April 25, 2003

THE COMPANY WILL MAIL WITHOUT CHARGE UPON WRITTEN REQUEST A COPY OF ITS MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO: SECRETARY, RIBAPHARM INC., 3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626.

Annex A

RIBAPHARM INC.

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Board of Directors (the “Board”) of Ribapharm Inc. (the “Company”) has constituted and established a Compensation Committee (the “Committee”) with authority, responsibility, and specific duties as described in this Compensation Committee Charter.

Composition

The Committee shall be appointed by the Board and shall consist solely of directors who qualify as “independent” as defined by the rules of the New York Stock Exchange (“NYSE”) and who are independent of management and free from any relationship that, in the opinion of the Board, as evidenced by their election to the Committee, would interfere with the exercise of independent judgment as a Committee member. Members of the Committee shall be evaluated by the Board annually. The Chair of the Committee shall be appointed by the Board annually. Members shall be subject to removal from the Committee at any time by a majority of the Board.

Mission Statement And Principal Functions

The Committee’s basic responsibility is to assure that senior executives of the Company and its affiliates are compensated effectively in a manner consistent with the stated compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of appropriate regulatory bodies, including the NYSE. The Committee shall also communicate to shareholders the Company’s compensation policies and the reasoning behind such policies to the extent required by the Securities and Exchange Commission. More specifically, the Committee shall:

•	Review and approve the Company’s compensation strategy to ensure that management is rewarded fairly for its contributions to Company growth and profitability, and that the executive compensation strategy supports organization objectives and shareholder interests and permits the Company to hire and retain the best qualified management.

•	Review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and recommend to the Board the various elements of the Chief Executive Officer’s compensation. In determining the long-term incentive component of Chief Executive Compensation, the Committee will consider, among other factors, the Company’s performance and relative shareholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies, and awards given to the Chief Executive Officer in past years.

•	Communicate in the annual Compensation Committee Report on Executive Compensation to shareholders the factors and criteria on which the Chief Executive Officer’s compensation for the last year was based, including the relationship of the Company’s performance to the Chief Executive Officer’s compensation.

•	Review and recommend to the Board the individual elements of total compensation for the officers and the other most highly compensated employees of the Company and its affiliates.

•	Assure that the Company’s Stock Option Plan is administered fairly in a manner consistent with the Company’s compensation strategy as to participation, target annual incentive awards, corporate

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financial goals, actual awards paid to senior management, and total funds reserved for payment under the compensation plans.

•	Make recommendations to the Board with respect to incentive compensation plans and equity-based plans, and approve (subject, where appropriate, to submission to shareholders) all such new plans for senior management, and amendments to any such plans.

•	Approve annual retainer and meeting fees for members of the Board and members of committees of the Board, and fix the terms and awards of stock compensation for members of the Board.

•	Approve the Company match with respect to the Company’s 401(k) Retirement and Savings Plan.

•	Have sole authority to retain experts in the field of executive compensation to assist the Committee with its reviews, including authority to terminate such firm and approve its fees and other retention items.

•	Prepare and submit to the Board an annual performance evaluation of (i) the state of affairs of the Company regarding issues under its oversight and (ii) the Committee’s effectiveness.

•	Such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board and/or the Chairman of the Board, or as designated in plan documents.

Meetings

The Committee will meet at least once annually and as often as necessary to carry out its responsibilities. Written minutes of each meeting shall be duly filed in the Company records. Reports of meetings of the Committee shall be made to the Board at its next regularly scheduled meeting following the Committee meeting accompanied by any recommendations to the Board approved by the Committee.

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Annex B

RIBAPHARM INC.

AUDIT AND FINANCE COMMITTEE CHARTER

INTRODUCTION

Ribapharm Inc.’s executive management is primarily responsible for the completeness and accuracy of its financial reporting and the adequacy of its internal financial and operating controls. Its Board of Directors (the “Board”) has responsibility to oversee management’s exercise of these responsibilities. To assist the Board, Ribapharm Inc. (the “Corporation”) has established, through its bylaws, an Audit and Finance Committee (the “Committee”) whose authority and responsibilities are described by this Charter.

PURPOSE

This Charter is created in order to define the Committee’s objectives, the range of its authority, the scope of its activities and its duties and responsibilities. It is intended to give Committee members, management, external and internal auditors a clear understanding of their respective roles. The Committee and the Board will review and assess the adequacy of this Charter annually.

The Committee shall (i) provide assistance to the Board in fulfilling its oversight responsibilities to shareholders with respect to (a) the integrity of the Corporation’s financial statements, (b) the Corporation’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications, independence, and performance, and (d) the performance of the Corporation’s internal audit function; (ii) provide oversight and review the Corporation’s capital, finance and investment policies, objectives, and transactions; and (iii) perform such other duties as directed by the Board.

While the Committee has the powers and responsibilities set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent public accountants. Nor is it the responsibility of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent public accountants or to assure compliance with laws and regulations and the Corporation’s policies and procedures.

GENERAL GUIDELINES

Size, Composition and Term of Appointment

•	The Committee is a committee of the Board and shall consist of no fewer than three directors, each of whom shall be able to read and understand financial statements at the time of his appointment, and at least one of whom shall have accounting or related financial management expertise as defined by the relevant rules promulgated by the Financial Accounting Standards Board (“FASB”), Securities and Exchange Commission (“SEC”), New York Stock Exchange (“NYSE”) or other regulatory body. The Board shall appoint the Committee’s Chairperson and members annually. The Committee shall be made up entirely of outside directors who are independent of management, as defined by the relevant SEC, FASB and NYSE rules. Without limiting the foregoing, no person who has been employed by or been a principal of the Corporation’s independent public accountants may serve on the Committee unless and until at least five (5) years have elapsed since holding such position.

•	No member of the Committee may receive compensation from the Corporation except for services on the Board and/or the Committee.

•	Upon a member’s initial appointment to the Committee, the member will be provided with an orientation manual containing this Charter, the most recent engagement letter with the Corporation’s independent public accountants (and, if applicable, the Corporation’s contracted internal auditor), the most recent annual and periodic reports filed by the Corporation with the SEC, the most recent unaudited financial statements of the Corporation and any other materials which the Corporation’s financial management deems appropriate in order to enable the member to carry out his or her duties and responsibilities on the Committee. In addition, the Corporation will provide an orientation session appropriate to educate the member about the financial management and internal financial controls of the Corporation, the extent of the Corporation’s relationship with its independent public accountants (and, if applicable, contracted internal auditor), and the financial condition and operations of the Corporation.

•	At least once every two years, each member of the Committee will have the opportunity to attend, at the expense of the Corporation and with the prior approval of the Committee Chair, at least one continuing education conference or seminar related to Committee member responsibilities and corporate governance issues appropriate in order to enhance such member’s ability to carry out his or her duties and responsibilities on the Committee.

        Meetings

•	The Committee will meet on a quarterly basis and special meetings may be called when circumstances require.

        Oversight by the Board of Directors

•	The Committee will report its activities to the full Board on a regular basis so that the Board is kept informed of its activities on a current basis.

•	The Board will determine annually that the Committee’s members are independent, as defined by law and relevant SEC, FASB and NYSE rules, and that the Committee has fulfilled its duties and responsibilities. The Board will also annually review and assess the adequacy of this Charter.

        Authority

•	The Committee derives its authority from the Board of the Corporation and is hereby given all resources and authority necessary to properly discharge its duties and responsibilities. The Committee acts on the Board’s behalf in matters outlined below.

•	In furtherance of its duties and responsibilities, the Committee shall have unrestricted access to the Corporation’s personnel and documents and, at the expense of the Corporation, shall have the authority to (1) engage independent counsel and other advisers as the Committee deems necessary to carry out its duties and (2) direct and supervise an investigation into any matters within the scope of its duties.

RESPONSIBILITIES

        Independent Auditors

•	The Committee, as representatives of the shareholders, has the ultimate authority to appoint, evaluate and, where appropriate, replace the independent public accountants, or to nominate the independent public accountants to be proposed for shareholder approval in the proxy statement. The Committee will consider management’s recommendation of the appointment of the independent public accountants. The Committee will review with management the performance, appointment and/or termination of the independent public accountants.

•	The Committee will ensure that the independent public accountants provide a formal written statement to the Committee setting forth all relationships between the independent public accountants and the Corporation, consistent with the Independence Standards Board Standard No. 1.

•	The Committee will discuss with the independent public accountants any disclosed relationships or services which may impact the objectivity and independence of the independent public accountants.

•	The Committee will obtain and review a report from the independent public accountant at least annually regarding (i) the independent public accountant’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and (iii) any steps taken to deal with any such issues.

•	The Committee will take, or recommend that the full Board take, appropriate action to ensure the independence of the independent public accountants, as defined by the Sarbanes-Oxley Act of 2002 and relevant SEC, FASB and NYSE rules.

•	Without limiting the generality of the foregoing, the Committee will (i) review with management and the independent public accountants, and have the authority and responsibility to pre-approve, any audit related and non-audit related services, including tax compliance and planning, proposed to be provided by the independent public accountants to the Corporation, including the compensation proposed to be paid by the Corporation to the independent public accountants for such services, and (ii) develop guidelines for the hiring of former employees of the independent public accountants engaged by the Corporation, which will include the requirement that the Committee review the potential hire of any such former employee prior to such individual’s employment by the Corporation.

        Financial Statements and Disclosure Matters

•	The Committee will review with management and the independent public accountants, the Corporation’s interim and year-end financial statements, including management’s discussion and analysis, and audit findings (including any significant suggestions for improvements provided to management by the internal auditor, if any, and the independent public accountants). Such review will include a discussion of significant adjustments recorded or adjustments passed.

•	The Committee will request from financial management and the independent public accountants, a briefing on any significant accounting and reporting issues, including any changes in accounting standards or rules promulgated by the FASB, SEC or other regulatory bodies, that have an effect on the financial statements.

•	The Committee will inquire of the Corporation’s financial management and the independent public accountants as to the existence and substance of any significant accounting accruals, reserves, or estimates made by management that had a material impact on the financial statements.

•	The Committee will inquire of management and the independent public accountants if there were any significant financial accounting or reporting issues discussed during the accounting period, including transactions, and, if so, how they were resolved, and if not resolved, inquire as to the disagreements.

•	In connection with each review or examination of the Corporation’s financial statements, the Committee will ensure that the independent public accountants timely report to the Committee (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent public accountants, and (iii) other material written communications between the independent public accountants and management, such as any management letter or schedule of unadjusted differences.

•	In connection with the year-end financial statements, the Committee will review with management and the independent public accountants the audit scope and approach.

•	The Committee will review with management and the independent public accountants their assessments of the adequacy of internal controls and the resolution of identified material weaknesses and reportable conditions in internal controls, including the prevention or detection of management override or compromise of the internal control system.

•	The Committee will discuss with management the Corporation’s earnings press release, including the use of “pro-forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

•	The Committee will discuss with management and the independent public accountant the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements.

•	The Committee will discuss guidelines and policies to govern the process by which risk assessment and risk management are undertaken.

•	The Committee will consider whether the independent public accountants should meet with the full Board to discuss any matters relative to the financial statements and/or any potentially relevant matters, and to answer any questions that other directors may have.

        Private Discussions with Independent Public Accountants

•	The Committee will meet privately with the independent public accountants to request their opinion on various matters including the quality of the Corporation’s accounting principles as applied in its financial reporting, and the quality and performance of its financial and accounting personnel and the internal audit staff, if any.

•	The Committee will inquire about whether any officer or director of the Corporation has attempted to use undue influence in connection with the performance of any examination by the independent public accountants of the financial statements of the Corporation.

•	The Committee will also discuss privately with the independent public accountants any issues required by rules of the SEC, FASB and NYSE.

        Private Committee Discussions

•	The members of the Committee will discuss among themselves, without management or the independent public accountants present, (i) the quality of the accounting principles applied in the preparation of the Corporation’s financial statements and significant judgments affecting the financial statements and (ii) the independent public accountants’ view of the quality of those principles and such judgments.

        Areas Requiring Special Attention

•	The Committee will instruct the independent public accountants and the internal auditing executive or contracted internal auditor, if any, that the Committee expects to be advised if there are any areas that require special attention.

        Post-Audit Review

•	The Committee will review with management and the independent public accountants the annual Management Letter comments and management’s responses to each.

•	The Committee will ask the independent public accountants what their greatest concerns were (including any serious difficulties encountered) and if they believe anything else should be discussed with the Committee that has not been raised or covered elsewhere.

        Legal Compliance

•	The Committee will review with the Corporation’s outside legal counsel any legal matters that could have a significant impact on the Corporation’s financial statements, the Corporation’s compliance with applicable laws and regulations, and any inquiries or communications received from regulatory or governmental agencies.

        Litigation

•	The Committee will discuss/review with management, corporate counsel, and the independent public accountants the substance of any significant issues raised by counsel concerning litigation, contingencies, claims or assessments. The Committee should understand how such matters are reflected in the Corporation’s financial statements.

        Related Party Transactions

•	The Committee will conduct an appropriate review of all proposed related party transactions to identify potential conflict of interest situations and the Committee will submit the related party transactions to the Board for its approval or implementation of appropriate remedial action.

        Internal Audit

•	The Committee will regularly review the Corporation’s internal audit function, which may consist of, among other things, a separate internal audit department or the maintenance of an appropriate control process for reviewing and approving its internal transactions and accounting or may be outsourced to a third party other than that of the Corporation’s independent public accountant. If a third party is contracted to perform the internal audit function, the Committee will review and approve the terms of such engagement.

•	The Committee will review the annual internal audit plans, scheduling, and staffing with the internal auditing executive or contracted internal auditor, if any.

•	The Committee will review the activities, organizational structure, and qualifications of the internal audit function, if such function is not being fulfilled by an outside source.

•	The internal auditing executive or contracted internal auditor, if any, shall have a direct line of communication to the Committee. The Committee will provide the internal auditing executive or contracted internal auditor, if any, the authority to examine all records and issue independent reports in order to provide objectivity with the internal audit area.

•	The Committee will meet privately with the internal auditing executive or contracted internal auditor, if any, to request his/its opinion on various matters including the quality of the independent public accountants and any matters that such internal auditing executive or contracted auditor believes should be reported to the Committee.

•	The Committee will receive and review the significant reports to management prepared by the internal audit function and management’s responses.

•	If the Corporation employs an internal auditing executive, the Committee will review the continuing professional education of such person and his staff members.

        Finance Responsibilities

•	The Committee will review and, if appropriate, approve (or recommend that the Board approve) all of the Corporation’s significant financing activities (including equity financings, borrowings, debt offerings, asset securitizations or sale/leasebacks, synthetic leases, and off-balance sheet debt), monitor the Corporation’s debt compliance, evaluate interest rate sensitivity risk, and periodically review, and if appropriate, approve, policies that establish appropriate levels of management discretion to cause the Corporation to incur indebtedness without further action by the Committee or Board.

•	The Committee will periodically review and consult with management regarding the goals and objectives of the Corporation’s capital structure and make recommendations to management and/or the Board.

•	The Committee will periodically review, consult with management, and make recommendations to the Board regarding dividends and dividend policies, stock repurchase programs, and related matters.

•	The Committee will periodically review and, if appropriate, approve (or recommend that the Board approve), (i) policies regarding the Corporation’s investment in or use of financial derivatives (including currency or interest rate hedging strategies) and (ii) any significant transactions in derivatives.

•	The Committee will periodically review and consult with management regarding the overall strategy for tax minimization, and will review and approve or recommend that the Board approve, as appropriate, any significant, non-routine tax minimization transactions.

•	The Committee will review and, if appropriate, approve (or recommend that the Board approve), all annual and any extraordinary capital expenditure plans.

•	The Committee will review and, if appropriate, approve (or recommend that the Board approve), the disposition of assets in excess of [$5 million].

•	The Committee will periodically review and consult with management regarding the Corporation’s short- and long- term investment strategies, including pension and savings plan investment policies and will review and, if appropriate, approve (or recommend that the Board approve) any significant, non-routine investment transactions.

•	The Committee will periodically review and consult with management regarding investment and commercial banking relationships and the Corporation’s activities with credit rating agencies, and will review, and if appropriate, approve (or recommend that the Board approve), any significant investment banking or financial advisory engagements.

•	The Committee will review and recommend to the Board any proposal received from any shareholder concerning any of the foregoing matters which the shareholder proposes to present for action by the Corporation’s shareholders.

        Other Responsibilities

•	The Committee will prepare a report to the Corporation’s stockholders for inclusion in the Corporation’s annual proxy statement as required by the rules and regulations of the SEC, as they may be amended from time to time.

•	The Committee will periodically review with the independent public accountants the Corporation’s compliance with laws and regulations having to do with accounting and financial matters.

•	The Committee will develop procedures for (1) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by employees of the Corporation regarding questionable accounting or auditing matters.

•	The Committee will perform any other activities required by applicable law, rules or regulations, including the rules of the SEC, the NYSE and any stock exchange or market on which the Corporation’s securities may be listed from time to time, and perform such other activities that are consistent with this Charter, the Corporation’s Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

Proxy Card

RIBAPHARM INC.

3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 23, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

RIBAPHARM INC.

The undersigned hereby appoints Kim D. Lamon and Mel D. Deutsch as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Ribapharm Inc. (the “Company”) held of record by the undersigned on April 11, 2003 at the annual meeting of stockholders to be held at 10:00 a.m. P.D.T. on May 23, 2003 or any adjournments or postponements thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instructions are indicated herein, this proxy will be treated as a grant of authority to vote “FOR” the nominees to the Board of Directors listed on the reverse side of this proxy card and, with discretion, upon such other matters as may properly come before such meeting.

This proxy revokes all prior proxies given by the undersigned with respect to matters covered by this proxy and the voting of shares of common stock at the 2003 Annual Stockholders Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

(Continued, and to be signed, on the reverse side.)

Proxy Card

The Board of Directors of the Company recommends a vote “FOR” Proposal 1.

1.	Election of nominees listed below to the Board of Directors of the Company.

Nominees: Daniel J. Paracka, Santo J. Costa, Esquire, Gregory F. Boron, James J. Pieczynski,

Roberts A. Smith, Ph.D. and Andre C. Dimitriadis, Ph.D.

FOR ALL NOMINEES LISTED	WITHHOLD AUTHORITY FOR ALL NOMINEES LISTED
☐	☐

Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the following space.

The Board of Directors of the Company recommends a vote “FOR” Proposal 2.

2.	Ratification of PricewaterhouseCoopers LLP as independent accountants for the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The undersigned acknowledges receipt of the copy of the Notice of Annual Meeting and Proxy Statement (with enclosures and attachments) of the Company relating to the Annual Meeting.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU SIGN, DATE AND MAIL THIS PROXY CARD TODAY.

SIGNATURE(S):                                                                                    DATE:                                                                                   , 2003

SIGNATURE(S):                                                                                    DATE:                                                                                   , 2003

Please date this Proxy and sign exactly as your name appears herein. When there is more than one owner, all must sign, when signing as an attorney, executor, administrator, trustee, guardian, corporate officer or partner, sign full title as such. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.